NEWS RELEASE

GOLDEN QUEEN REPORTS THE RESULTS OF THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS

June 3, 2015 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company”) is pleased to announce the voting results from the Company’s Annual General Meeting of Shareholders held on Wednesday, June 3, 2015 (the “Meeting”). A total of 66,861,483 common shares were voted, representing 66.91% of the outstanding common shares. Shareholders voted in favour of maintaining the number of directors at five (5) and for the election of all director nominees. The percentage of votes cast for each is as follows:

1.	Number of Directors

The number of directors for the Board of Directors of the Company was set as five (5).

Votes of shares for	% votes cast	Votes against	% votes cast
66,262,303	99.27%	486,789	0.73%

2.	The Election of Directors

Each of the nominee directors listed in the Company's proxy statement and management information circular dated April 28, 2015 was elected as a director, without a vote by ballot being conducted. Golden Queen received proxies directing voting on the five (5) directors nominated for election as set forth in the table below:

Name of nominee	Votes for	% votes cast	Votes withheld /abstain	% votes cast
H. Lutz Klingmann	35,875,917	98.75%	455,224	1.25%
Thomas M. Clay	35,873,037	98.74%	458,104	1.26%
Bryan A. Coates	35,887,365	98.78%	443,776	1.22%
Bernard Guarnera	35,875,537	98.75%	455,604	1.25%
Guy Le Bel	35,863,437	98.71%	467,704	1.29%

3.	Appointment of Auditors

According to proxies received and a vote by show of hands, BDO Canada LLP was appointed as the Company's auditors until the next general meeting of shareholders or until a successor is appointed and the directors were authorized to fix the auditors' remuneration.

Votes of shares for	% votes cast	Votes withheld /abstain	% votes cast
66,101,916	98.86%	759,567	1.14%

4.	Approval of Unallocated Stock Options

According to proxies received and a vote by show of hands, all unallocated entitlements issuable under the Company’s stock option plan were approved until June 3, 2018. Under Toronto Stock Exchange requirements, unallocated entitlements under the Company’s stock option plan are required to be approved at least once every three years.

Votes of shares for	% votes cast	Votes against	% votes cast
35,002,318	96.34%	1,328,823	3.66%

About Golden Queen Mining Co. Ltd:

The Company is developing a gold-silver, open pit, heap leach operation on its fully-permitted 50% owned Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore.

For further information regarding this news release please contact:

Lutz Klingmann, President & CEO
Telephone: 778.373.1557
Email: lklingmann@goldenqueen.com

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.